UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2009

CASCADE CORPORATION

(Exact name of registrant as specified in charter)

Oregon	1-12557	93-0136592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 N.E. 201st Avenue

Fairview, Oregon 97024-9718

(Address of principal executive offices) (Zip Code)

(503) 669-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2009, we entered into an amendment of our loan agreement with Bank of America, N.A. and Union Bank of California, N.A. The amendment decreases the aggregate amount that may be borrowed under the loan agreement from $143.75 million to $115 million but provides that we may increase the amount that may be borrowed by up to $30 million subject to the agreement of the lenders. The amendment to the loan agreement grants the lenders a security interest in all of our assets, provides for the guaranty of the loan and the grant of a security interest to secure the guaranty by certain of our subsidiaries, increases the interest rate on the loan to rates ranging from 1.5% to 3.0% over LIBOR depending on our consolidated leverage ratio, and modifies certain loan covenants, including the consolidated interest coverage ratio and consolidated fixed charge coverage ratio, that we are required to maintain. The amendment to the loan agreement, which includes as exhibits the forms of guaranty and security agreement executed by certain of our subsidiaries, is attached as Exhibit 10.1 to this Form 8-K. The security agreement executed by us in connection with the amendment to the loan agreement is attached as Exhibit 10.2 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included with this report:

10.1	Sixth Amendment to Loan Agreement by and among Cascade Corporation, Bank of America, N.A. and Union Bank of California, N.A., as lenders, and Bank of America, N.A., as agent.

10.2	Security Agreement between Cascade Corporation and Bank of America, N.A., as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Corporation

By:	/s/ JOSEPH G. POINTER
Joseph G. Pointer
Chief Financial Officer

Dated: August 3, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Sixth Amendment to Loan Agreement by and among Cascade Corporation, Bank of America, N.A. and Union Bank of California, N.A., as lenders, and Bank of America, N.A., as agent.

10.2	Security Agreement between Cascade Corporation and Bank of America, N.A., as agent.

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